Exhibit 10.3

OIL, GAS, AND MINERAL LEASE

(PAID UP)

THIS AGREEMENT made and entered into this _______________ day of _______________, 2023 by and between ____________________________________, of __________________________________________________, hereinafter called LESSOR (whether one or more), and LGX Energy Corp., a Nevada corporation of P.O. Box 1032, Traverse City, Michigan 49685, hereinafter called LESSEE, WITNESSETH:

1. (Granting and Legal Description of Paid Up Lease) LESSOR, for and in consideration of ten dollars and other consideration, the receipt of which is hereby acknowledged, and the covenants and agreements of the LESSEE hereinafter contained, does hereby grant, lease and let unto LESSEE the land described below, including all interests therein LESSOR may acquire by operation of law, reversion or otherwise, (herein called “said land”), exclusively for the purposes of exploring by geophysical and other methods, drilling, mining, operating for and producing oil and/or gas and/or other minerals or metals that may be entrained in any produced fluid, including (but not exclusive of) sulfur or other minerals or metals produced with fluids, together with all rights, privileges and easements useful or convenient in exploring for, drilling for, producing, treating, storing, caring for, transporting and removing production from said land or any other land adjacent thereto, including but not limited to rights to lay pipelines, build roads, establish and utilize facilities for disposition of water, brine or other fluids (including facilities necessary to harvest minerals from fluids), and construct tanks, power and communication lines, pump and power stations, and other structures and facilities. Said land is in the County of Clay, State of Indiana, and is described as follows:

Parcel No:

See Exhibit “A” attached hereto and made a part hereof

Containing XXX acres, more or less, and all lands and interests therein contiguous or appurtenant to the land specifically described above, that are owned or claimed by LESSOR, or to which LESSOR has a preference right of acquisition, including but not limited to all lands underlying all alleys, streets, roads or highways and all riparian or submerged lands along and/or underlying any rivers, lakes or other bodies of water. The term “oil” when used in this lease shall mean crude oil and other hydrocarbons, regardless of gravity, which are produced at the well in liquid form by ordinary production methods and which are not the result of condensation of gas after it leaves the underground reservoir. The term “gas” when used in this lease shall mean a mixture of hydrocarbons and of non-hydrocarbons in a gaseous state, which may or may not be associated with oil or coal, and including coal bed methane and those liquids resulting from condensation of gas after it leaves the underground reservoir. Non-hydrocarbon gases are included in this lease. The term “minerals” shall mean all minerals or metals, regardless of form, so long as such minerals are produced with fluids from any well governed under this lease.

2. (Term and Operations) It is agreed that this lease shall remain in force for the primary term of 3 years from this date, and as long thereafter as operations are conducted upon said land with no cessation for more than 90 consecutive days, provided, however, that in no event shall this lease terminate if production of oil and/or gas and/or minerals from a well located on said land, or on lands pooled therewith, has not permanently ceased. If operations commenced during the primary term are discontinued less than 90 days before the end of the term, this lease shall not terminate at the end of the primary term if operations are again conducted within 90 days after the discontinuance. Whenever used in this lease the word “operations” shall refer to any of the following and any activities related thereto: preparing location for drilling, drilling, testing, completing, equipping, reworking, recompleting, deepening, plugging back or repairing of a well in search of or in an endeavor to obtain production of oil and/or gas and/or minerals, and production of oil and/or gas and/or minerals whether or not in paying quantities. At the conclusion of operations, Lessee will restore the land to as near original condition as possible consistent with good business practice and industry standard.

3. (Royalty) Lessee covenants and agrees to pay the following royalties: (a) To deliver to the credit of Lessor into tank reservoirs or into the pipeline to which Lessee may connect its wells, one-eighth (1/8) of the oil produced and saved from said land, Lessor’s interest to bear one-eighth of the cost of treating oil to render it marketable pipeline oil, or from time to time, at the option of Lessee, Lessee may sell the oil produced and saved from said land and pay Lessor one-eighth of the net amount realized by Lessee, computed at the wellhead; (b) To pay Lessor on gas produced from said land (1) when sold by Lessee, one-eighth of the net amount realized by Lessee, computed at the wellhead, or (2) when used by Lessee for purposes other than those specified in Paragraph numbered 7 of this lease, one-eighth of the net market value at the wellhead of the gas so used; (c) to deliver to the credit of Lessor one-eighth (1/8) of any minerals produced, saved and sold by Lessee from Lessor’s land with Lessor bearing one-eighth (1/8) of the cost of extracting and treating the minerals necessary to make the minerals marketable. As used in this lease, the term “net amount realized by Lessee, computed at the wellhead” shall mean the gross proceeds received by Lessee from the sale of oil and gas and/or minerals minus post-production costs incurred by Lessee between the wellhead and the point of sale, and the term “net market value at the wellhead” shall mean the current market value (at the time of production) of the gas at a market point where gas produced in the general area is commonly purchased and sold, minus the post-production costs that would be incurred by Lessee between the wellhead and such market point in order to realize that market value. As used in this lease, the term “post-production costs” shall mean all the cost and expense of (a) treating and processing oil and/or gas and/or minerals to separate and remove non-hydrocarbons including but not limited to water, carbon dioxide, hydrogen sulfide and nitrogen; (b) cost of extracting and processing minerals, including the cost of transportation of minerals to the point of sale; and (c) separating liquid hydrocarbons from gas, other than condensate separated at the well, and (d) transporting oil and/or gas and/or minerals, including but not limited to transportation between the wellhead and any production or treating facilities, and transportation to the point of sale, and (e) compressing gas for transportation and delivery purposes, and (f) metering oil and/or gas and/or minerals to determine the amount sold and/or the amount used by Lessee for purposes other than those specified in Paragraph numbered 7 of this lease, and (g) sales charges, commissions and fees paid to third parties (whether or not affiliated) in connection with the sale of the gas, and (h) any and all other costs and expenses of any kind or nature incurred in regard to the gas, or handling thereof, between the wellhead and the point of sale. Lessee may use its own pipelines and/or equipment to provide such treating, processing, separating, transportation, compression, and metering services, or it may engage others to provide such services; and if Lessee uses its own pipelines and/or equipment, post-production costs shall include reasonable depreciation and amortization expenses relating to such facilities, together with Lessee’s cost of capital and a reasonable return on its investment in such facilities. Prior to payment of royalty, Lessor shall execute a Division Order certifying Lessor’s interest in production. Lessee may pay all taxes and fees levied upon the oil and gas and/or minerals produced, including, without limitation, severance taxes and privilege and surveillance fees, and deduct a proportionate share of the amount so paid from any monies payable to Lessor hereunder. Nothing in this lease shall obligate or compel Lessee to extract or find a market for minerals. It shall be left to Lessee’s sole discretion to determine if producible minerals exist and can be economically extracted and marketed. Lessee shall owe Lessor no duty to produce, extract or market such minerals.

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4. (Shut in) If any well, capable of producing oil and/or gas and/or minerals, whether or not in paying quantities, located on said land, or on lands pooled or communitized with all or part of said land, is at any time shut-in and production therefrom is not sold or used off the premises, nevertheless such shut-in well shall be considered a well producing oil and/or gas and/or minerals and this lease will continue in force while such well is shut-in, whether before or after expiration of the primary term. LESSEE shall use reasonable diligence to market oil and/or gas and/or minerals capable of being produced from such shut-in well, but shall be under no obligation to reinject or recycle gas, or to market such oil and/or gas and/or minerals under terms, conditions, or circumstances which in LESSEE’s judgement are uneconomic or otherwise unsatisfactory. If all wells on said land, or on lands pooled or communitized with all or part of said land are shut-in, then within 60 days after expiration of each period of one year in length (annual period) during which all such wells are shut-in, LESSEE shall be obligated to pay or tender, as royalty, to LESSOR, (at LESSOR’s address), or it’s successors, as LESSOR’s agent, which shall remain as the depository regardless of change in ownership of royalties, shut-in royalties or other money, the sum of $1.00 multiplied by the number of acres subject to this lease, provided however, that if production from a well or wells is sold or used off the premises before the end of any such period or, if at the end of any such annual period this lease is being maintained in force and effect other than solely by reason of the shut-in wells, LESSEE shall not be obligated to pay or tender said sum of money for that annual period. This shut-in royalty payment may be made in currency, draft or check at the option of LESSEE, and the depositing of such payment in any post office, with sufficient postage and properly addressed to LESSOR, or said bank, within 60 days after expiration of the annual period shall be deemed sufficient payment as herein provided. This lease shall remain in force so long as such well is capable of producing whether or not in paying quantities, and Lessee’s failure to properly pay shut-in royalty shall render Lessee liable for the amount due but shall not operate to terminate this Lease.

5. (Express or Implied Obligations) In the event LESSOR considers that LESSEE has not complied with its obligations hereunder, both express and implied, LESSOR shall give written notice to LESSEE, setting out specifically in what respects LESSEE has breached this contract. LESSEE shall have 60 days from receipt of such notice to commence and thereafter pursue with reasonable diligence such action as may be necessary or proper to satisfy such obligation of LESSEE, if any, with respect to LESSOR’s notice. Neither the service of said notice nor the doing of any acts by LESSEE intended to satisfy any of the alleged obligations shall be deemed an admission or presumption that LESSEE has failed to perform all its obligations hereunder. No judicial action may be commenced by LESSOR for forfeiture of this lease or for damages until after said 60-day period. LESSEE shall be given a reasonable opportunity after judicial ascertainment to prevent forfeiture by discharging its express or implied obligation as established by the court. If this lease is canceled for any cause, it shall nevertheless, remain in force and effect as to (a) sufficient acreage around each well as to which there are operations, so as to constitute a drilling or maximum allowable unit under applicable governmental regulations, such acreage to be designated by LESSEE in such shape as then existing spacing rules permit; and (b) any part of said land included in a pooled unit on which there are operations. LESSEE shall also have such easements on said land as are necessary or convenient for operations on the acreage so retained.

6. (Actual Interest) If this lease covers less than the entire undivided interest in the oil and gas and/or minerals in said land (whether LESSOR’s interest is herein specified or not), then the royalties and extension payment as provided in this lease shall be paid to LESSOR only in the proportion which the interest in oil and gas and/or minerals covered by this lease bears to the entire undivided interest therein.

7. (Lessee’s rights) LESSEE shall have the right to use, free of cost, gas, oil and water produced on said land for LESSEE’s operations hereunder, except water from the wells of LESSOR. When requested by LESSOR, LESSEE shall bury LESSEE’s pipelines below plow depth. No well shall be drilled nearer than 200 feet from the house or barn now on said land without written consent of LESSOR. LESSEE shall pay for damages caused by LESSEE’s operations to growing crops on said land. LESSEE shall have the right at any time to remove all machinery and fixtures placed on said land, including the right to draw and remove casing and any other downhole equipment and fixtures.

8. (Pooling Clause: General) LESSEE is hereby granted the right to pool or unitize said land, or any part of said land, with other lands, as to any or all minerals or horizons, to establish units containing not more than approximately 160 acres; provided, however, such units may be established so as to contain not more than approximately 640 acres as to any or all of the following: (a) gas, (b) oil produced from 3,000 feet deep or deeper and (c) oil produced from wells classified as gas wells by the regulatory agency having jurisdiction. If larger units than those permitted above, either at the time established or thereafter, are required or permitted under any governmental rule or order for the drilling or operation of a well at a regular location or obtaining the maximum allowable from any well or for any other reason, then the maximum unit size authorized hereby shall conform to the size required or permitted by such governmental rule or order. LESSEE may enlarge the unit to the maximum area permitted herein and reform said unit to include after-acquired leases within the unit area. LESSEE may create, enlarge or reform the unit or units as above provided at any time, and from time to time, during the continuance of this lease, either before or after production is obtained. A unit established hereunder shall be effective for all purposes of this lease, whether or not all interests in the lands in the unit are effectively pooled or unitized. In no event shall LESSEE be required to drill more than one well in each unit. LESSEE may reduce or terminate such unit or units at any time prior to the discovery of oil or gas and/or minerals on the pooled acreage, or at any time after discovery subsequent to the cessation of production. LESSEE may create, enlarge, reform, reduce, or terminate each unit by recording a written declaration to that effect in the office of the Register of Deeds in the county or counties in which such unit is located. Any operations conducted on any part of the lands pooled shall be deemed to be on the lands leased herein within the meaning of all provisions of this lease. Production of oil and/or gas and/or minerals from the unit shall be allocated to the lands described herein which are included in the unit in the same proportion as the number of surface acres in the lands described herein which are included in the unit bears to the total number of surface acres in the unit. Lessor agrees to participate in and to execute a unitization agreement as provided by Lessee, pooling this land with other lands to create a production unit(s).

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9. (Future regulations State or Federal) All present and future rules, regulations and orders of any governmental agency pertaining to well spacing, drilling, or productions units, use of materials and equipment, or otherwise, shall be binding on the parties hereto with like effect as though incorporated herein at length, provided, however, that no such rule, regulation or order shall (a) prevent LESSEE from pooling oil and/or gas and/or minerals development units as provided in Paragraphs numbered 8 hereof, larger than the well spacing, drilling or production units prescribed or permitted by such rule, regulation or order.

10. (Operations if land is subdivided) If, after the date hereof, the leased premises shall be conveyed in severalty or in separate tracts, the premises shall, nevertheless, be developed and operated as one lease, except that royalties as to any producing well shall be payable to the owner or owners of only those tracts located within the drilling unit designated by the state regulatory agency for such well and apportioned among said tracts on a surface acreage basis; provided, however, if a portion of the leased premises is pooled with other lands for the purpose of operating the pooled unit as one lease, this paragraph shall be inoperative as to the portion so pooled or unitized.

11. (Force Majeure) If LESSEE is prevented from, or delayed in commencing, continuing, or resuming operations, or complying with its express or implied obligations hereunder by circumstances not reasonably within LESSEE’s control, this lease shall not terminate and LESSEE shall not be liable in damages so long as said circumstances continue (the “period of suspension”). These circumstances include, but are not limited to the following: Conflict with federal, state or local laws, rules, regulations, and executive orders; acts of God; strikes; lockouts; riots; wars; improper refusal or undue delay by any governmental agency in issuing a necessary approval, license or permit applied for by LESSEE, equipment failures; inability to obtain materials in the open market or to transport said materials. If the period of suspension commences more than 90 days prior to the end of the primary term of this lease, then that period of suspension shall be added to the primary term. If the period of suspension commences less than 90 days prior to the end of the primary term or at any time after the primary term, then this lease shall not terminate if LESSEE shall commence or resume operations within 90 days after the end of the period of suspension.

12. (Estate) If the estate of either party hereto is assigned, the privilege of assigning in whole or in part is expressly allowed, the covenants and provisions of this lease shall extend to such party’s heirs, devisees, legal representatives, successors or assigns. Notwithstanding any other actual or constructive knowledge of the record owner of this lease, no change in the ownership of land or assignment of royalties or other monies, or any part thereof, shall be binding on the then record owner of this lease until 45 days after the record owner has received, by certified mail, written notice of such change, and the originals or certified copies of those instruments that have been properly filed for record and that shall be necessary in the opinion of record owner to establish the validity of such change of ownership or division of interest. No change or division in the ownership of said land, royalties or other monies, or any part thereof, however accomplished, shall increase the obligations or diminish the rights of LESSEE, including, but not limited to, rights and obligations relating to the locating and drilling of wells and the measurement of production. Upon assignment by LESSEE, its successors or assigns, the assignor shall be released from, and the assignee shall assume the responsibility to fulfill the conditions and to perform the covenants of this lease express or implied, with regard to the interest assigned. Breach of any covenant or failure to fulfill any condition by an owner of any part of the leasehold interest created by this lease shall not defeat or affect the rights of the owner(s) of any other part.

13. (Warranty) LESSOR hereby warrants and agrees to defend the title to said land, and agrees that LESSEE may at any time pay all or part of any land contract, mortgage, taxes, or other liens or charges with respect to said land, either before or after maturity, and be subrogated to the rights of the holder thereof, and may reimburse itself by applying to such payments any royalty or other monies payable to LESSOR hereunder. This lease shall be binding upon each party who executes it without regard to whether it is executed by all those named herein as LESSOR.

14. (Surrender of Lease) LESSEE may at any time surrender this lease as to all or part of said land, by delivering or mailing a release to LESSOR if the lease is not recorded, or by placing a release of record in the proper county if the lease is recorded. If this lease is surrendered only as to part of said land, any shut-in royalties which may thereafter be payable hereunder shall be reduced proportionately.

15. (Written notification) All written notices permitted or required by this lease to be given LESSOR and LESSEE herein shall be at their respective addresses listed hereinabove, shall be by certified United States mail, and shall identify this lease by date, parties, description and recording data; provided that either party may change such notice address by giving written notice to the other party specifying the new address.

16. (Extension) This lease may, at LESSEE’s option, be extended as to all or part of the lands covered hereby for an additional primary term of 2 years commencing on the date that the lease would have expired but for the extension. LESSEE may exercise its option by paying or tendering to LESSOR an extension payment of $ 25 per acre for the land then covered by the extended lease, said bonus to be paid or tendered to LESSOR in the same manner as provided in Paragraph numbered 4 hereof with regard to the method of payment of shut-in royalties. If LESSEE exercises this option, the primary term of this lease shall be considered to be continuous, commencing on the date of the lease and continuing from that date to the end of the extended primary term.

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Executed as of the day and year first above written.

LESSOR:

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STATE OF INDIANA	)
	)SS	(Acknowledgement)
COUNTY OF CLAY	)

The foregoing instrument was acknowledged before me this _____________________ day of _____________________, 2023, by ____________________________________.

My commission expires ________________________.	_____________________________________
___________________________, Notary Public

Notary in ________________ County, Indiana, Acting in Clay County, Indiana

I affirm, under the penalties of perjury, that I have taken reasonable care to redact each social security number in the document unless required by law.

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